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                                                                Exhibit 3.1(b)

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


     Willis J. Johnson and Paul A. Styer hereby certify that:

          1. They are the duly elected Chief Executive Officer and Secretary, respectively, of Copart, Inc., a California corporation.

          2. Article Third of the Articles of Incorporation of the corporation is amended in its entirety to read as follows:


     "THIRD:      (A)  This corporation is authorized to issued 125,000,000
shares of its capital stock, which shall be divided into two classes known as "Common Stock" and "Preferred Stock."

                  (B) The total number of shares of Common Stock which this corporation is authorized to issue is 120,000,000 and the total number of shares of Preferred Shares which this corporation is authorized to issue is 5,000,000.

                  (C) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.

                  (D) Upon the effectiveness of this amendment of the Articles of Incorporation of the corporation each outstanding share of Common Stock shall be split up and converted into two (2) such shares of Common Stock."

          3. This amendment to the Articles of Incorporation of the corporation shall become effective upon 8:00 p.m. Pacific Standard Time on January 6, 2000.

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          4.   The foregoing amendment to the Articles of Incorporation of the corporation which effected only a stock split (including an increase in the authorized number of shares in proportion thereto) has been duly approved by the Board of Directors of said corporation in accordance with Section 902(c) of the California Corporations Code. No vote of the shareholders of the corporation was required. The corporation has only one class of shares outstanding. Only shares of Common Stock are outstanding and there are no shares of Preferred Stock outstanding.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment of the Articles of Incorporation are true and correct of our own knowledge.

          Executed at Benicia, California, on December 28, 1999.

                              /s/ WILLIS J. JOHNSON
                              ------------------------------------------
                              Willis J. Johnson, Chief Executive Officer


                              /s/ PAUL A. STYER
                              ------------------------------------------
                              Paul A. Styer, Secretary



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